EXHBIT 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports First Quarter 2009 Earnings

BEAUFORT, S.C., May 12, 2009 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., today reported a net loss of $1.9 million, or a loss of $0.81 per diluted share, for the quarter ended March 31, 2009.

The results include a non-recurring charge of $507,366 from the full write-down of securities the company held in Silverton Financial Services, Inc., the holding company of Silverton Bank, N.A., which was closed by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation on May 1, 2009. The charge increased the company’s loss per diluted share by $0.20. Known as a “bankers’ bank” or correspondent bank, Silverton Bank provided credit and deposit services to more than 1,500 banks nationwide.

The first quarter 2009 results compare to net income of $387,773, or $0.14 per diluted share, for the first quarter of 2008, which included a non-recurring, pre-tax gain of $207,000 from the sale of securities, and a net loss of $4.9 million, or a loss of $1.93 per diluted share, for the previous quarter ended Dec. 31, 2008.

“We continued to generate growth in loans, deposits and wholesale lending during the first quarter of 2009, though, as in the previous quarter, these increases are not reflected in our net income due to significant additions we made to our allowance for loan losses as a prudent hedge against an ongoing recession,” said Michael G. Sanchez, chief executive officer. “The extremely weak economic environment continued to place pressure on the ability of our borrowers to meet

CBCO Reports First Quarter 2009 Earnings, page 2

their loan obligations. Despite this fact, we are encouraged by positive trends that are emerging in a number of areas including our expanding net interest margin, declining credit costs and significantly improved noninterest income. These trends bode well for the rest of 2009.”

Highlights from the first quarter include:

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Capital levels at the holding company remained strong with a total risk based capital ratio of 15.46 percent, and a ratio of tangible common equity to total tangible assets of 6.5 percent.

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Available liquidity increased to $130.9 million from $88.2 million at the end of 2008.

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Net loan charge-offs declined by 65 percent from the prior quarter.

▪

Net interest income was $2.4 million, up from $2.2 million in the prior quarter.

▪

Net interest margin expanded by 19 basis points from the prior quarter to 2.21 percent.

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Wholesale mortgage banking loan volume increased 93 percent compared to the prior quarter to $236.0 million.

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Mortgage banking income increased three-fold from the prior quarter to $2.3 million.

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Increased allowance for loan losses as a percentage of loans by an additional 24 basis points during the first quarter.

▪

Reduced exposure to commercial real estate construction lending to 28 percent of gross portfolio loans, down from 40 percent at the beginning of 2008.

At March 31, 2009, CBC National Bank had a total risk-based capital ratio of 13.91 percent and a Tier 1 risk-based capital ratio of 12.65 percent. The threshold for being classified as “well capitalized” by federal regulators is 10 percent and 6 percent, respectively. In terms of liquidity, the company had $130.9 million in excess funding available from multiple sources at March 31, 2009, a significant increase from $88.2 million available at Dec. 31, 2008.

Total assets at March 31, 2009, were $476.4 million, down 0.1 percent from $476.8 million at Dec. 31, 2008 as a result of writing off the investment in Silverton Bank. Excluding the impact of this charge, assets were up slightly from the end of 2008. Total shareholders' equity was $50.4 million at March 31, 2009, compared to $52.0 million at Dec. 31, 2008, a decline of $1.6 million as a result of operating losses during the first quarter.

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Total deposits were $363.1 million at March 31, 2009 compared to $362.7 million at the end of the fourth quarter of 2008, an increase of $0.5 million, or 0.1 percent, as increases of $5.6 million in demand deposits were partially offset by declines in certificates of deposits. Total loans, net of allowance, loans held for sale and loan sales receivables were $346.7 million at the end of the first quarter of 2009, an increase of $3.4 million, or 1.0 percent, from $343.3 million at the end of 2008.

The company continued to reduce its exposure to commercial real estate construction loans in the first quarter of 2009. Commercial real estate construction loans declined $3.0 million from $88.2 million, or 29 percent, of the total loan portfolio at the end of 2008, to $85.2 million, or 28 percent, of the total loan portfolio as of March 31, 2009. This portfolio shrinkage was more than offset by growth in residential real estate loans, which totaled $107.2 million at March 31, 2009, an increase of $3.6 million, or 3.5 percent, during the first quarter.

These loans were funded through the company's wholesale mortgage banking division, which in the first quarter of 2009 originated approximately $236.0 million in loans available for sale in the secondary market, utilizing a conservative, low-risk loan product strategy. This represents a near doubling of the $122.0 million in loans originated for sale in the secondary market during the fourth quarter of 2008.

“After generating organic growth of more than eight percent in our portfolio loans during 2008, we expanded our efforts to originate residential real estate loans for sale in the secondary market in the first quarter of 2009, nearly doubling our funding levels from the prior quarter,” said Sanchez. “We feel that we can best serve the credit needs of our markets during this current financial crisis by continuing to emphasize wholesale residential mortgage loan originations, especially as we continue to leverage our proceeds from the Treasury Department’s TARP program.”

The company increased the allowance for loan losses to $5.6 million at March 31, 2009, or 1.83 percent of loans outstanding, from $4.8 million, or 1.59 percent of loans outstanding, at the end

CBCO Reports First Quarter 2009 Earnings, page 4

of 2008.  Net loans charged off during the quarter ended March 31, 2009 were $2.2 million, a decline of 65 percent from the level of net loans charged off in the prior quarter ended Dec. 31, 2008.  While still an unacceptably high level of loan charge-offs, the company is encouraged by the large reduction.

Nonaccrual loans as a percentage of total loans at March 31, 2009, were 7.97 percent, compared to 5.98 percent at the end of the previous quarter. The rate of increase declined quarter over quarter. The rate of increase was approximately one-third that of the lowest rate recorded in each of the prior three quarter over quarter periods. Other real estate owned at March 31, 2009 declined slightly to $5.4 million, compared to $5.8 million at Dec. 31, 2008.

“The consecutive quarter decline in charge-offs and other real estate owned, and the declining rate of increase in nonaccrual loans during the first quarter of 2009 are possible indicators that the slump in the real estate and housing markets is beginning to bottom out,” said Sanchez. “Despite this possibility, we will continue to aggressively recognize problem loans and maintain an adequate loan-loss reserve level to cover potential losses based on conservative assessments of underlying collateral values.”

Net interest income before provision for loan losses in the first quarter of 2009 totaled $2.4 million, an increase of $0.2 million from $2.2 million earned during the final quarter of 2008.

Noninterest income in the first quarter of 2009 was $2.2 million, double the $1.1 million earned in the fourth quarter of 2008 resulting from a significant increase in the gain on sale of mortgage loans.  Noninterest expense for the three months ended March 31, 2009 was $4.3 million, down by $0.3 from the fourth quarter of 2008 on lower levels of loan collection related costs.

The rise in net interest income reflects an improvement in the company’s net interest margin, reversing a trend of compression experienced over the prior four consecutive quarters, and comes despite the downward pressure from the increased level of nonaccrual loans.

Net interest margin for the quarter ended March 31, 2009, was 2.21 percent, an increase of 19 basis points over the 2.02 percent recorded during the fourth quarter of 2008. The improvement

CBCO Reports First Quarter 2009 Earnings, page 5

in the margin reflects the successful efforts to aggressively reduce deposit and other borrowing costs during the quarter. Moderating the favorable impact of lower costs of interest bearing liabilities was the increase in non-performing assets that lowered the effective yield on these assets.

“While we believe the economy may begin to improve by the end of 2009, we still expect a difficult operating environment over the next several quarters,” said Sanchez. “The positive trends in our core earnings in the first quarter are encouraging, however, giving us a renewed sense of optimism about the opportunities that lie ahead. We are confident that our solid capitalization and liquidity positions, combined with the ongoing growth of our wholesale mortgage division and the recent expansion of the residential mortgage market, have positioned us well to navigate through the remainder of 2009 and take advantage of any improvements in our markets.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $476.4 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company's common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company's Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and

CBCO Reports First Quarter 2009 Earnings, page 6

securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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CBCO Reports First Quarter 2009 Earnings, page 7

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
Assets
Cash and due from banks	$4,046,129	$4,790,625
Interest-bearing deposits in banks	121,398	110,748
Federal funds sold	65,295	464,724
Securities available for sale, at fair value	78,251,797	81,438,389
Securities held to maturity, at cost	3,021,121	3,022,621
Restricted equity securities, at cost	4,811,550	4,793,916
Loans held for sale , at fair value	26,305,783	31,404,990
Loans, net of unearned income	305,239,881	304,418,704
Less allowance for loan losses	5,574,906	4,833,491
Loans, net	299,664,975	299,585,213

Premises and equipment, net	7,761,548	7,849,316
Cash surrender value of life insurance	7,180,431	7,107,522
Intangible assets	226,201	260,641
Goodwill	10,411,914	10,411,914
Foreclosed assets	5,368,351	5,750,973
Other assets	29,120,482	19,838,157
Total assets	$476,356,975	$476,829,749

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$19,781,393	$18,639,212
Interest-bearing	343,331,403	344,017,033
Total deposits	363,112,796	362,656,245

Other borrowings	51,772,543	51,692,588
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	3,898,128	3,259,236
Total liabilities	426,000,467	424,825,069

Shareholders’ Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized; 9,950 shares issued and outstanding in 2009 and 2008	9,468,776	9,453,569
Common stock, par value $.01; 10,000,000 shares authorized; 2,568,707 shares issued and outstanding in 2009 and 2008	25,687	25,687
Additional paid-in capital	41,059,508	41,037,403
Retained earnings (deficit)	(908,731)	1,165,630
Accumulated other comprehensive income	711,268	322,391
Total shareholders’ equity	50,356,508	52,004,680
Total liabilities and shareholders’ equity	$476,356,975	$476,829,749

CBCO Reports First Quarter 2009 Earnings, page 8

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss)

	For the three months ended March 31
	2009	2008
Interest income:
Interest and fees on loans	$4,450,139	$5,408,393
Interest on taxable securities	841,307	904,252
Interest on nontaxable securities	159,542	163,097
Interest on deposits in other banks	131	13,278
Interest on federal funds sold	94	76,403
Total interest income	5,451,213	6,565,423

Interest expense:
Interest on deposits	2,552,512	3,508,329
Interest on junior subordinated debentures	109,363	127,820
Interest on other borrowings	355,104	286,552
Total interest expense	3,016,979	3,922,701

Net interest income	2,434,234	2,642,722
Provision for loan losses	2,930,000	122,500
Net interest income after provision for loan losses	(495,766)	2,520,222

Non-interest income:
Service charges on deposit accounts	158,249	170,450
Other service charges, commissions and fees	75,117	59,808
Income from investment in life insurance contracts	75,031	72,111
Mortgage banking income	2,304,661	398,859
SBA loan income	43,335	135,856
Gain on sale of securities	—	206,811
Loss on Silverton Financial Services stock	(507,366)	—
Other income	7,339	34,594
Total other income	2,156,366	1,078,489

Non-interest expenses:
Salaries and employee benefits	2,372,646	1,635,306
Occupancy and equipment expense	288,891	282,490
Advertising fees	22,671	65,867
Amortization of intangible assets	34,440	54,687
Audit fees	62,568	59,163
Data processing fees	223,272	214,791
Director fees	40,400	75,474
FDIC insurance expense	378,709	35,745
Legal and other professional fees	190,446	175,217
Mortgage loan expense	185,266	67,104
OCC examination fees	30,846	34,068
Other real estate expenses	57,410	14,681
Other operating	409,392	285,720
Total other expenses	4,296,957	3,000,313

Income (loss) before income taxes	(2,636,357)	598,398
Income tax expense (benefit)	(701,577)	210,625
Net income (loss)	$(1,934,780)	$387,773

Preferred stock dividends	139,581	—
Net income (loss) available to common shareholders	$(2,074,361)	$387,773
Basic earnings (loss) per share available to common shareholders	$(0.81)	$0.15
Diluted earnings (loss) per share available to common shareholders	$(0.81)	$0.14